Exhibit 99.1

AMERICAN RESTAURANT CONCEPTS
ANNOUNCES Q1 2014 FINANCIAL RESULTS

LAFAYETTE, La. – May 15, 2014 – American Restaurant Concepts, Inc. (OTCBB: ANPZ), owner, operator and franchisor of the award-winning Dick’s Wings & Grill® concept, announced its financial results for its first fiscal quarter of 2014. Its financial results continued to improve, highlighted by solid growth in royalties and a significant strengthening of its balance sheet.

Financial Highlights

The Company achieved the following financial results for its fiscal quarter ended March 30, 2014:

●	Revenue increased 39% to $127,758 for Q1 2014 from $91,628 for Q1 2013.

●	Royalty revenue increased 35% to $121,758 for Q1 2014 compared to $90,254 for Q1 2013.

●	Average quarterly royalty revenue per active restaurant increased 43% to $7,610 for Q1 2014 from $5,309 for Q1 2013.

●	Total assets increased $820,761 to $855,853 at March 30, 2014 compared to $35,092 at March 31, 2013.

●	Stockholders’ deficit decreased $887,916 to $248,730 at March 30, 2014 compared to $1,136,646 at March 31, 2013.

●	Net cash provided by financing activities increased $519,977 to $592,690 from $72,713.

“We are off to a great start in 2014, highlighted by continued growth in our royalties,” commented Richard W. Akam, CEO of American Restaurant Concepts. “Royalties from our franchisees continue to drive revenue growth. We expect this trend to continue as we open new restaurants, like our new Dick’s Wings & Grill at Youngerman Circle in Jacksonville which opened earlier this week.”

“I am also pleased with our improved balance sheet. In past quarters, our efforts had been focused on eliminating debt from unaffiliated third parties. Having achieved that, our efforts turned to other important elements of our financial health. We added significantly to our assets during the quarter and greatly reduced our stockholders deficit, each of which strengthened our balance sheet.”

Continued Akam, “We generated a net loss of $95,663 during Q1 2014 compared to net income of $209,828 during Q1 2013, the difference resulting primarily from a one-time gain of $320,798 that we recognized during Q1 2013 in connection with a debt settlement. We expect to continue investing heavily in our growth, both through the opening of new restaurants and the acquisition of interests in other brands. The revenue and income that we will generate through these efforts, coupled with our focus on earnings, will push us towards profitability.”

Recent Events and Outlook

During the first quarter, the Company completed financing transactions that generated more than $590,000 in proceeds. The Company used a large portion of these funds to acquire a 50% interest in the franchisor of Wing Nutz®, a Salt Lake City based provider of premium baked chicken wings and other foods.

“Our investment in the Wing Nutz franchise was significant as it represented the first of several investments and acquisitions that we intend to complete in the future. While the income that we generated from this investment was minimal during the quarter, we are working with Wing Nutz to reorganize the franchisor’s corporate structure with the goal of greatly increasing the income that we will generate through this investment in future periods. Wing Nutz is a solid organization that is growing quickly in the western half of the U.S. As it continues to grow, we believe this investment will become a major contributor to our bottom line.”

Akam added, “We will be holding our 2014 annual meeting on June 13th, at which time our shareholders will have an opportunity to vote on a number of measures designed to strengthen the Company from a legal perspective. Most notably, we are proposing to reincorporate from Florida to Nevada and to change the Company’s name from American Restaurant Concepts to ARC Group. Nevada offers some of the most advanced and flexible corporate statutes in the country along with a well-established body of case law, without the steep franchise fees that other leading jurisdictions charge. We believe ARC Group better aligns our corporate name with our current business and mission of being a diversified restaurant company operating a portfolio of premium restaurant brands.”

Akam concluded, “Moving forward, we will continue to execute upon our growth plan of opening additional restaurants through low-cost conversions, like our Dick’s Wings & Grill at Youngerman Circle in Jacksonville, and seeking additional investment and acquisition opportunities in premium restaurant brands, like our investment in Wing Nutz. This will help drive our growth into the future. I am very excited about what the remainder of the year has in store for us.”

About American Restaurant Concepts, Inc.

American Restaurant Concepts, Inc., headquartered in Lafayette, Louisiana, is the owner, operator and franchisor of the Dick’s Wings & Grill concept, and the co-owner of the owner, operator and franchisor of the Wing Nutz concept. Dick’s Wings® prides itself on its award-winning chicken wings spun in its signature sauces and seasonings. Wing Nutz offers a large selection of premium baked chicken wings and other baked products. Wing Nutz also offers its own proprietary line of craft beers under the name “Nut Job Beers”. Dick’s Wings has 16 restaurants in Florida and one restaurant in Georgia, along with a concession stand at EverBank Field. Wing Nutz has 10 restaurants in Utah and one restaurant in Idaho.

Safe Harbor Provision

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be covered by the safe harbor created thereby. All statements other than statements of historical fact contained herein, including, without limitation, statements regarding the Company’s future financial position, business strategy, plans and objectives, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 29, 2013 and its other filings and submissions with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Contact:

Jessica VanSolkema
Lambert, Edwards & Associates
616-233-0500
jvansolkema@lambert-edwards.com